Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

IMMUNE DESIGN CORP.,

a Delaware corporation;

MERCK SHARP & DOHME CORP.,

a New Jersey corporation; and

CASCADE MERGER SUB INC.,

a Delaware corporation

Dated as of February 20, 2019

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TABLE OF CONTENTS

(continued)

ii.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 20, 2019, by and among: Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”); Cascade Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Immune Design Corp., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $5.85 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

D. The board of directors of Purchaser has approved this Agreement and declared it advisable for Purchaser to enter into this Agreement.

E. Each of Parent, Purchaser and the Company hereby acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated immediately following the Offer Acceptance Time.

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AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, as they may be amended in accordance with the terms of this Agreement, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer (other than by adding additional consideration (and solely with respect to any such additional consideration)), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the 20th Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8: (i) if, as of the

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scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; (iii) if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period specified by the Company of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (e) of Annex I) have been satisfied or waived, at the written request of the Company, Purchaser shall extend the Offer on up to three occasions for an additional period specified by the Company of up to ten (10) Business Days per such extension to permit the Minimum Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the first Business Day immediately following the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of the Company.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement and other customary ancillary documents in each case related to the Offer and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares together with all amendments or supplements thereto (collectively, the “Offer Documents”). The Offer Documents filed by either Parent or Purchaser with the SEC shall comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements, and shall not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have

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become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

(f) Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. Without limiting the obligations of the Company pursuant to Section 5.2, if, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

1.2 Company Actions.

(a) Schedule 14D-9. The Company shall file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and shall provide each of the holders of Shares with the notice contemplated by Section 262(d)(2) of the DGCL. Prior to such filing and dissemination, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by

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Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and other applicable Legal Requirements, and shall not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser that may be required in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The obligations of the Company in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation or has formally determined to do so. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall, or shall cause its transfer agent to, promptly furnish to Parent or its information agent a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. The date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date.” Parent and Purchaser and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their commercially reasonable efforts to cause their agents to deliver, to the Company (or, at Parent’s option, destroy) all copies and any extracts or summaries from such information then in their possession or control.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the

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Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been validly terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:00 a.m., Eastern Time, on the same date as the Offer Acceptance Time except if the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the condition set forth in Section 7.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers on Part 2.4(c) of the Company Disclosure Schedule.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

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(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) Without limiting the obligations of the Company pursuant to Section 5.2, if, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b) Promptly after the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record

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of Certificates entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f)) to the Paying Agent), instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and such other documents reasonably requested by Parent or the Paying Agent. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates, and such Certificates shall then be canceled. Parent shall cause the Paying Agent to issue and send to each holder of Book-Entry Shares entitled to receive the Merger Consideration pursuant to Section 2.5, a check or wire transfer for the amount of Merger Consideration due to such holder of Book-Entry Shares without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Purchaser and the Surviving Corporation shall have any liability for transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to any Governmental Body pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

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(d) At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom under applicable Tax Legal Requirements. Amounts so deducted or withheld and properly remitted to the appropriate Governmental Body shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or any of their respective Affiliates with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL in respect of any such Shares, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares. Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Dissenting Shares with the second notice contemplated by Section 262(d)(2) of the DGCL. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Notwithstanding anything herein to the contrary, Parent and Purchaser shall have the right to direct and participate in all negotiations and Legal Proceedings with respect to any such demands, and the Company shall not, without the prior written consent of Parent, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

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2.8 Company Equity Awards.

(a) Treatment of Company Equity Awards

(i) Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(b); provided, that no holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

(ii) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall automatically accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time. In lieu of any issuance of Shares in settlement of any Company RSU Award that is outstanding as of immediately prior to the Effective Time, as of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company, the holder of such Company RSU Award or any other Person, such Company RSU Award shall be automatically cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such Company RSU Award, less applicable withholding obligations.

(b) At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 2.8(a). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Option or Company RSU Award. All amounts payable to holders of Company Options or Company RSU Awards pursuant to Section 2.8(a) shall be paid through the payroll of Parent, the Surviving Corporation or their Affiliates no later than the second payroll date following the Closing.

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed since December 31, 2017 and at least two (2) Business Days prior to the date of this Agreement; provided, that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other cautionary or forward-looking statements in such Company SEC Documents be deemed to be an exception to or disclosure for the purposes of the Company’s representations and warranties contained in this Section 3):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Acquired Corporation owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule. No Acquired Corporation has agreed or is obligated to make, and is not bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any other Entity.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents (as applicable) of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof.

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3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 110,000,000 Shares, of which 48,356,839 Shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act. All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(c) As of the close of business on the Reference Date: (i) 5,025,163 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 635,165 Shares are issuable upon the settlement of Company RSU Awards, and (iii) 37,153 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Offer Price). As of the close of business on the Reference Date, the weighted average exercise price of the Company Options outstanding as of such date was $3.98 per Share. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and Company RSU Awards outstanding as of the date of this Agreement and the forms of agreements evidencing such Company Options and Company RSU Awards. Other than as set forth in this Section 3.3(c) and Section 3.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance stock award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company. No Company Option or Company RSU Award is subject to Section 409A of the Code.

(d) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interest in the Acquired Corporations; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities

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of the Acquired Corporations; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquired Corporations; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2017, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document filed or furnished by the Company with the SEC since January 1, 2017.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2017, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act)

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which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; (iii) provide reasonable assurance that violations of applicable Anti-Corruption Laws will be prevented and detected, and that none of the Acquired Corporations maintain any off-the-books accounts or more than one set of books or financial records; and (iv) provide reasonable assurance regarding prevention or timely detection of any other unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the Knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2017, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) No Acquired Corporation is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

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(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h) The information with respect to the Acquired Corporations that the Company furnishes to Parent or Purchaser specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) Since January 1, 2017, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(j) Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since January 1, 2018, there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement, since January 1, 2018 through the date of this Agreement, (a) the Company has operated in all material respects in the ordinary course of business consistent with past practice (except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions) and (b) except as disclosed in the most recent Quarterly Report on Form 10-Q filed by the Company with the SEC (the “10-Q”) the Company has not: (i) effected any equity issuance, recapitalization, reclassification, distribution, equity split or like change in its capitalization; (ii) subjected any material portion of its properties or assets to any Encumbrances, except for Permitted Encumbrances; (iii) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value; (iv) sold, assigned or transferred any patents, trademarks, trade names or copyrights, except in the ordinary course of business; (v) made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business or pursuant to any existing agreement or budget; (vi) amended its organizational documents; or (vii) made, changed or revoked any material Tax election, adopted or changed any accounting method in respect of Taxes (except as required by Legal Requirements), amended any Tax Returns, entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or

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non-U.S. Legal Requirements), settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

3.6 Title to Assets. The Acquired Corporations have good and valid title to all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the 10-Q (the “Balance Sheet”) (but excluding intellectual property which is covered by Section 3.8), except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet.

3.7 Real Property. The Acquired Corporations do not currently own and have never owned any real property. Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the real property that is leased by the Acquired Corporations from another Person as set forth on Part 3.7 of the Company Disclosure Schedule (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Since January 1, 2017 through the date of this Agreement, none of the Acquired Corporations have received any written notice regarding (a) any violation or breach or default under any Company Lease that has not since been cured, (b) any pending or threatened condemnation of any portion of the Leased Real Property, or (c) any building, fire, or zoning code violations with respect to the Leased Real Property that have not since been cured.

3.8 Intellectual Property.

(a) Part 3.8(a)(i) of the Company Disclosure Schedule sets forth a true and correct list of all Registered IP and material unregistered Intellectual Property Rights owned in whole or in part by the Company (collectively, the “Scheduled IP”), and identifies (i) the name of applicant/registrant, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of Registered IP. Each of the patents and patent applications included in the Scheduled IP that is solely owned or co-owned by an Acquired Corporation properly identifies by name each and every Company Associate that is an inventor of the claims thereof as determined in accordance with applicable Legal Requirements of the United States, and to the Knowledge of the Company, the Legal Requirements of each country in which such patent or patent application is filed. Other than as set forth on Part 3.8(a)(ii) of the Company Disclosure Schedule, the Acquired Corporations exclusively own and possess all right, title and interest in and to, or have the right to use, pursuant to a valid and enforceable agreement, all Company IP used by the Acquired Corporations or otherwise necessary for the operation of the business of the Acquired Corporations, as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, other than as set forth on Part 3.8(a)(iii) of the Company Disclosure Schedule, no Registered IP listed on Part 3.8(a)(i) of the Company Disclosure Schedule has been the subject of any interference, opposition, cancellation, reissue, reexamination or other substantially similar proceeding of any nature (other than initial examination proceedings) that has not been finally resolved, and no such proceeding is pending or threatened in writing, in each case in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 3.8(a)(i) of the Company Disclosure Schedule is being or has been contested or challenged.

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(b) No current or former Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each current and former Company Associate who is or was involved in the creation or development of any material Company IP (including any Registered IP) has signed a written agreement containing an assignment of all Intellectual Property Rights relating to such Company IP to an Acquired Corporation and confidentiality provisions protecting such material Company IP.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, Intellectual Property Rights owned or purported to be owned by an Acquired Corporation, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.

(d) Part 3.8(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which an Acquired Corporation licenses in any Intellectual Property Right (each an “In-bound License”) or licenses out any Intellectual Property Right owned by an Acquired Corporation (each an “Out-bound License”) (provided, that, In-bound Licenses shall not include commercially available off-the-shelf software agreements, clinical trial agreements and material transfer agreements entered into in the ordinary course of business, and Out-bound Licenses shall not include clinical trial agreements, material transfer agreements and non-exclusive outbound licenses entered into in the ordinary course of business).

(e) Neither the operation of the business of the Acquired Corporations nor the development, sale or exploitation by or on behalf of the Acquired Corporations of any product in which any Company IP is embedded infringes, has infringed, misappropriates, has misappropriated, or otherwise violates or has violated any Intellectual Property Rights of any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP owned by or exclusively licensed to an Acquired Corporation. As of the date of this Agreement, no Legal Proceeding is pending and served (or, to the Knowledge of the Company, is being threatened or is pending and has not been served) against an Acquired Corporation or by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company’s Registered IP or the Company’s Intellectual Property Rights. Since January 1, 2016, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation, including any request that an Acquired Corporation consider taking a license under any patents owned by another Person. No Acquired Corporation has received a formal or written opinion of counsel regarding possible infringement, misappropriation or violation by any Acquired Corporation of any Intellectual Property Rights of any other Person or the validity or enforceability of any Intellectual Property Rights of any other Person. The Acquired Corporations have the exclusive, unrestricted right to sue for past, present and future infringement of the Company IP owned or purported to be owned by, or exclusively licensed to, an Acquired Corporation.

(f) None of the Acquired Corporations is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to

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require or obligate the Acquired Corporation to grant or offer to any other Person any license or right to any Company IP.

(g) None of the Company IP owned or purported to be owned by, or exclusively licensed to, an Acquired Corporation, and to the Knowledge of the Company, none of the Company IP exclusively licensed to the Company, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company IP by the Acquired Corporations or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company IP. The Acquired Corporations have not transferred ownership of, or granted any exclusive license with respect to any Company IP, nor has any Acquired Corporation agreed to otherwise restrict or limit its use of any Company IP. Upon the consummation of the Closing, Parent shall succeed to all of the Company’s rights in the Company IP, and all of such rights in the Company IP shall be exercisable by Parent to the same extent as by the Acquired Corporations prior to the Closing on substantially the same terms, including with respect to any relevant royalty rates. No loss, cancellation or expiration of any of the Company IP is pending or threatened in writing, or to the Knowledge of the Company, reasonably foreseeable, other than standard patent term expiration under applicable Legal Requirements.

(h) The Acquired Corporations have taken commercially reasonable efforts consistent with common industry practice to protect the Company IP and have maintained the confidentiality of all information that constitutes or constituted a trade secret of any Acquired Corporation. The Acquired Corporations have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Company IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), other than intentional abandonment of Company IP in the ordinary course of business. Without limiting the generality of the foregoing, to the Knowledge of the Company, no acts or omissions of any Acquired Corporation or any party acting on behalf of or at the direction of any Acquired Corporation have invalidated or rendered unenforceable any patents or patent applications that are part of the Scheduled IP under the laws of any jurisdiction as a result of (i) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (ii) public use of the claimed invention, (iii) sale or offer for sale of the claimed invention prior to the application for such patent or patent application, (iv) misrepresenting any Acquired Corporation’s patent rights to a standard-setting organization, (v) failing to disclose material prior art reasonably discoverable by the Company in connection with the prosecution of any such patent or patent application or (vi) the engaging in of any licensing practices that constitute patent misuse. All patents and patent applications and trademarks and trademark applications included in the Scheduled IP have been prosecuted in compliance with the rules and procedures of the United States Patent and Trademark Office (or to the Knowledge of the Company, the equivalent rules or processes of any other Governmental Body anywhere in the world where Scheduled IP has been filed) and all patent applications and trademark applications included in the Scheduled IP are true and correct in all material respects, including, in the case of patent applications, with respect to inventorship.

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(i) The Acquired Corporations maintain commercially reasonable policies regarding data security, privacy, transfer, and use of personally identifiable information and sensitive business information (collectively, “Sensitive Data”) that support compliance by the Acquired Corporations with all applicable Legal Requirements. The Acquired Corporations are in compliance with all such policies in all material respects and other Legal Requirements pertaining to data privacy and data security of any Sensitive Data. To the Knowledge of the Company, since January 1, 2017, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Acquired Corporations, (ii) no violations of any security policy of any Acquired Corporations regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Acquired Corporations and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of any Acquired Corporation or a contractor or agent acting on behalf of any Acquired Corporation.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (other than any Company Contract underlying any Company Equity Award that is in the Company’s standard form) constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination or similar payment to any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that do not exceed $150,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary, bonuses or commissions paid in the ordinary course of business consistent with past practice) or (C) accelerate the vesting of any Company Equity Award other than accelerated vesting provided in Company Equity Plans;

(ii) any Company Contract that is a settlement, conciliation or similar agreement with any Governmental Body and pursuant to which (A) any Acquired Corporation will be required after the date of this Agreement to make any payments or (B) that contains material obligations or limitations on any Acquired Corporation’s conduct;

(iii) any Company Contract (A) limiting the freedom or right of an Acquired Corporation, in any respect, to engage in any line of business, to make use of any Company IP or to compete with any other Person in any location or line of business or (B) containing any “most favored nations,” “right of first offer,” “right of first look” or “right of first refusal” terms and conditions (including with respect to pricing) granted by an Acquired Corporation or exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Corporation to license any Company IP, or to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration, including royalties or milestone payments and including upon the

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achievement of regulatory or commercial milestones, by or to an Acquired Corporation in an amount having an expected value in excess of $500,000 in the fiscal year ending December 31, 2019 or in any single fiscal year thereafter and cannot be cancelled by the Acquired Corporations without penalty or further payment without more than 180 days’ notice (other than payments for services rendered or goods delivered as of the date of such termination and payments for reasonable wind-down costs), excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, services agreements and non-exclusive outbound license agreements, in each case entered into in the ordinary course of business;

(v) any Company Contract relating to Indebtedness in excess of $200,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;

(vi) any Company Contract constituting a joint venture, partnership, collaboration or limited liability company;

(vii) any In-bound License or Out-bound License;

(viii) any Company Contract that requires or permits any Acquired Corporation, or any successor, to, or acquirer of any Acquired Corporation, to make any payment to another Person as a result of a change of control of any Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or prohibits the issuance of any guaranty by any Acquired Corporation;

(x) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards);

(xii) any Company Contract for the lease or sublease of any material real property (including, for avoidance of doubt, all Company Leases);

(xiii) any Company Contract entered into since January 1, 2016 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property

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(whether by merger, sale of stock, sale of assets or otherwise) but excluding any material transfer agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business;

(xiv) any Company Contract with any Governmental Body;

(xv) any Company Contract the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to any Acquired Corporation, other than any such Company Contracts entered into in the ordinary course of business;

(xvi) any Company Contract that relates to regulatory activities, filings and interactions with Governmental Bodies, or for the conduct of research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (A) products (including products under development) of an Acquired Corporation or (B) products (including products under development) licensed by an Acquired Corporation, in each case of clause (A) and (B) where such contract is reasonably likely to require future annual expenditures greater than $500,000 in the aggregate; and

(xvii) any hedging, swap, derivative or similar Company Contract.

(b) At least two (2) Business Days prior to the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available a non-redacted copy of such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the applicable Acquired Corporation nor, to the Knowledge of the Company, the other party is in breach of or default under any Material Contract and, neither the applicable Acquired Corporation, nor, to the Knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract. Each Material Contract is, with respect to applicable Acquired Corporation and, to the Knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the Knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2017 through the date of this Agreement, the Acquired Corporations have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured. No Acquired Corporation has waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

3.10 Liabilities. The Acquired Corporations do not have any material liabilities of any nature (whether accrued, absolute, contingent or otherwise), whether or not of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of any Acquired Corporations under Contracts binding upon the applicable Acquired Corporation

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(other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; and (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet.

3.11 Compliance with Legal Requirements. Each Acquired Corporation is, and since January 1, 2016 has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2016 through the date of this Agreement, no Acquired Corporation has been given written notice of, or been charged with, any unresolved violation of any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Part 3.11 of the Company Disclosure Schedule, since January 1, 2016, there have not been (i) any allegations or formal or informal complaints made to or filed with the Acquired Corporations related to discrimination, harassment, misconduct or similar matters; or (ii) any other Legal Proceedings initiated, filed or, to the Knowledge of the Company, threatened, against the Acquired Corporations related to such matters.

3.12 Regulatory Matters.

(a) The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and aggregate safety reports that are required to be filed. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all preclinical and clinical investigations sponsored by the Acquired Corporations, and, to the Knowledge of the Company, all activities with respect to the Acquired Corporations conducted by contract manufacturing organizations, contract research organizations or other suppliers of the Acquired Corporations, have been and are being conducted in material compliance with applicable Legal Requirements, rules, regulations and guidances, including Good Clinical Practices and current Good Manufacturing Practices requirements, Environmental Laws, other laws, rules and regulations relating to occupational safety and health, and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information, and (ii) to the Knowledge of the Company, all collaborators of the Acquired Corporations are in compliance with applicable safety data reporting obligations and have provided the Acquired Corporations with material safety data and serious adverse events from collaborator studies. To the Knowledge of the Company, all safety data from collaborator studies is consistent in all material respects with the safety data made available to Parent and Purchaser. The Acquired Corporations have not received any written notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions

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similar to those performed by the FDA with respect to any completed or ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) No Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. None of the Acquired Corporations nor, to the Knowledge of the Company, any officers, employees, agents or clinical investigators of the Acquired Corporations has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, each Acquired Corporation is in compliance and since January 1, 2016, has been in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the FDCA; (iii) the Public Health Services Act; (iv) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (v) Legal Requirements which are cause for exclusion from any federal health care program; (vi) Legal Requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Acquired Corporations; and (vii) the General Data Protection Regulation (EU) 2016/679. The Acquired Corporations are not subject to any enforcement, regulatory or administrative proceedings against or affecting any Acquired Corporations relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding has been threatened.

3.13 Certain Business Practices. None of the Acquired Corporations, any of their respective directors, officers or employees (acting in the capacity of a director, officer or employee, as applicable, and on behalf, of any Acquired Corporation), or, to the Knowledge of the Company, any of their other Representatives (acting in the capacity of a Representative, and on behalf, of any Acquired Corporation) has (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful offer or payment of money or anything of value to any foreign or domestic government officials or employees, including officials, employees, or Representatives of any Governmental Body, or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect in any

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jurisdiction in the world, including any jurisdiction in which any Acquired Corporation has a presence, transacts business of any kind, or has direct or indirect contact with any foreign or domestic government officials or employees, including officials, employees, or Representatives of any Governmental Body.

3.14 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted. All such material Governmental Authorizations are set forth on Part 3.14 of the Company Disclosure Schedule. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.15 Tax Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all income and other material Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body on or before the Closing Date have been or will be filed on or before the applicable due date (taking into account any validly obtained extensions of such due date), and all such Tax Returns are (or will be in the case of such a Tax Return that has not been filed as of the date of this Agreement) true, correct and complete in all material respects. All Taxes required to be paid by or with respect to the Acquired Corporations on or before the Closing Date (whether or not shown as due on any such Tax Return) have been, or will be, paid, and the Balance Sheet reflects adequate accruals and reserves for all material Tax liabilities of the Acquired Corporations with respect to all periods through the date thereof in accordance with GAAP.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no deficiency for any Tax has been asserted or assessed by any Governmental Body in writing against any Acquired Corporation which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements.

(c) No audit or other proceeding by any Governmental Body is pending or threatened in writing with respect to any Taxes due from or with respect to the Acquired Corporations, no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against any of the Acquired Corporations, and no claim has been made by any Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the Acquired Corporations has complied with all applicable Legal Requirements relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party.

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(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Acquired Corporations for any taxable period and no request for any such waiver or extension is currently pending.

(f) There are no Encumbrances with respect to Taxes upon any of the assets or properties of any of the Acquired Corporations, other than Permitted Encumbrances.

(g) No Acquired Corporation is (i) a party to or bound by any Tax sharing, receivable, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business, the primary subject matter of which is not Tax) or (ii) a party to any joint venture, partnership or other arrangement that could be reasonably treated as a partnership for Tax purposes. No Acquired Corporation (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(h) Within the past two (2) years, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) No Acquired Corporation is a party to any Contract that would require it, nor does any Acquired Corporation have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k) No Acquired Corporation will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting for a taxable period occurring prior to the Closing; (ii) a closing agreement, advance pricing agreement or other agreement with any Governmental Body relating to Taxes entered into prior to the Closing; (iii) an installment sale or open transaction disposition entered into on or prior to the Closing; (iv) a prepaid amount received prior to the Closing; or (v) an election under Section 108(i) of the Code.

3.16 Employee Matters; Benefit Plans.

(a) No Acquired Corporation is party to, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of an Acquired Corporation. Since January 1, 2016, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any

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similar activity or dispute, affecting an Acquired Corporation or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing relating to the employment or engagement of any Company Associate, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters, including charges of unfair labor practices or harassment complaints. Since January 1, 2016, the Acquired Corporations have complied in all material respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment.

(b) Part 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the Employee Plans (other than any employment offer letter, termination or severance agreement for non-officer employees of any Acquired Corporation and equity grant notices, and related documentation, with respect to employees of the Acquired Corporations and agreements with consultants entered into in the ordinary course of business). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than any employment offer letter, termination or severance agreement for non-officer employees of any Acquired Corporation and equity grant notices, and related documentation, with respect to employees of the Acquired Corporations and agreements with consultants entered into in the ordinary course of business), as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, in each case currently in effect; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the most recent nondiscrimination tests required to be performed under the Code.

(c) Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six (6) years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA and no Acquired Corporation has any direct or contingent liability with respect to any such plan.

(d) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each of the Employee Plans is now and has been operated in all material respects in compliance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.

(e) Except as set forth on Part 3.16(e) of the Company Disclosure Schedule and except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal

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Requirement), neither the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(f) Except as provided by Section 2.8(a), the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to severance pay or any other cash payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any liability under any Employee Plan, (v) restrict the right to amend or terminate any Employee Plan, or (vi) result in any payment or benefit that could be nondeductible pursuant to Section 280G of the Code.

3.17 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) the Acquired Corporations are, and since January 1, 2016 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against an Acquired Corporation or any Leased Real Property, (c) as of the date hereof, the Acquired Corporations have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws, (d) to the Knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility of an Acquired Corporation at levels in excess of applicable permissible exposure levels, (e) to the Knowledge of the Company, there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law, and (f) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.18 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Acquired Corporations’ insurance policies as to which coverage has been denied or disputed by the underwriter of such policies.

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3.19 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending and served (or, to the Knowledge of the Company, pending and not served or threatened) against an Acquired Corporation or to the Knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, other than any Legal Proceedings that has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) There is no Order to which an Acquired Corporation is subject that has had or would be reasonably likely to have a Material Adverse Effect.

(c) To the Company’s Knowledge, no investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) agreed that the Agreement shall be subject to Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Parent pursuant to the Offer, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent (unless the Company Board makes a Company Adverse Change Recommendation after the date hereof in accordance with Section 6.1(b)). This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by

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the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of any Acquired Corporation; (b) cause a violation by the Acquired Corporations of any Legal Requirement or order applicable to the Acquired Corporations, or to which the Acquired Corporations are subject; or (c) conflict with, result in breach of, or constitute a default under, any Material Contract or Company Lease. Except as may be required by the Exchange Act, the DGCL, the HSR Act, and the rules and regulations of Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger.

3.24 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion of Lazard Frères & Co. LLC, the financial advisor to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date hereof and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Offer Price in cash to be paid to the holders of Company Common Stock (other than Parent, Purchaser or any of their respective Affiliates) in connection with the Offer and the Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Purchaser. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of the opinion as soon as practicable following the date of this Agreement.

3.25 Financial Advisors. Except for Lazard Frères & Co. LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of any contract between the Company and Lazard Frères & Co. LLC pursuant to which Lazard Frères & Co. LLC would be entitled to any payment from the Company relating to the Transaction.

3.26 Affiliate Transactions. No director or executive officer (as such term is defined in the Exchange Act) of the Company, and no Person known by the Company to currently own five percent or more of the Shares, is a party to any Contract with or binding upon the Company or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since January 1, 2017, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the Company SEC Documents.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority:

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(a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their

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Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation with respect to any statement made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation in the Offer Documents.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the Knowledge of Parent, pending and not served against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7 Funds. Parent has and will have at all times until the Closing cash resources in immediately available funds and in an amount sufficient to consummate the Transactions.

4.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates (including Parent’s ultimate parent) directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates or ultimate parent has owned, beneficially or of record, any shares of the Company’s capital stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser. Parent and Purchaser acknowledge and agree that the Company has not made any representations or warranties regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, including with respect to estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Corporations, or any of their Affiliates, stockholders or Representatives, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that none of the Acquired Corporations or any of their Affiliates, stockholders or Representatives, nor any other

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person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, databases (to the extent transferable), reports, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations or create material risk of damage or destruction to any material assets or property. Nothing herein shall require the Acquired Corporations to disclose any information to Parent if such disclosure would (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Legal Requirement, fiduciary duty or binding confidentiality agreement entered into by the Company prior to the date of this Agreement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit the inspection, or to disclose such information, on a basis that does not contravene any applicable Legal Requirement, fiduciary duty or confidentiality agreement); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Acquired Corporations determine doing so is reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated December 4, 2018, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company.

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5.2 Operation of the Acquired Corporations’ Business.

(a) During the Pre-Closing Period: (i) except (A) as expressly required under this Agreement or as expressly required by applicable Legal Requirements, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each Acquired Corporation conducts in all material respects its business and operations in the ordinary course and (ii) the Company shall promptly notify Parent of (A) any written notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving any Acquired Corporation that relates to the Transactions. The Company shall, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except as expressly required under this Agreement or as expressly required by applicable Legal Requirements, with the written consent of Parent, which consent shall not (other than with respect to the actions contemplated by subsections (i), (ii), (iii), (vi), (vii), (xvi) or (xvii)) be unreasonably withheld, delayed or conditioned, or as set forth in Part 5.2(b) of the Company Disclosure Schedule, no Acquired Corporation shall:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions in the ordinary course of business and at fair market value of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof that have been made available to Parent) to purchase or reacquire shares of Company Common Stock held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; or (2) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Corporation or (C) any instrument convertible into or exchangeable for

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any capital stock, equity interest or other security of the Acquired Corporation (except that the Company may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of this Agreement, and the Company may issue Shares to employees pursuant to the terms of the ESPP and current offering thereunder, in each case in accordance with their respective terms as of the date of this Agreement;

(iv) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting, payment or lapse of restrictions under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation, bonuses or severance, retention or other payments or benefits;

(v) (A) enter into or amend (1) any change-of-control agreement with any officer, employee, director or independent contractor or (2) any retention agreement with any officer, employee or director, (B) enter into or amend (1) any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (2) any employment, severance or other material agreement with any officer or director or (3) any consulting agreement with any independent contractor with an annual base compensation greater than $100,000 or (C) hire any employee with an annual base salary in excess of $100,000;

(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, except pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations;

(x) except for intercompany loans and capital contributions, lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business);

(xi) amend or modify in any material respect (other than renewals in the ordinary course of business), waive any rights under, terminate (other than non-renewals of Contracts in the ordinary course of business), replace or release, settle or compromise any material claim, liability or obligation under any Material

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Contract or Company Lease or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract or Company Lease, or agree to any requests to add additional, or substitute any, targets under, or otherwise modify the targets or programs that are the subject of, any of its collaboration or license agreements, except that the Company may, following prior written notice to Parent, comply with the existing terms of any collaboration or license agreement;

(xii) (A) make, change or revoke any material Tax election, (B) adopt or change any accounting method in respect of Taxes, (C) amend any Tax Return, (D) file any Tax Return other than as consistent with past practice or as required by Legal Requirements, (E) enter into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements), (F) settle any claim or assessment in respect of Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $50,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation and the payment of monies by the Acquired Corporations that together with any settlement made under subsection “(A)” are not more than $50,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (C) that results in no monetary obligation of any Acquired Corporation or the Acquired Corporation’s receipt of payment;

(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations; or

(xviii) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xvii)” of this Section 5.2(b).

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Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time and nothing contained in this Agreement is intended to give the Acquired Corporations, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Agreement or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b) Except as permitted by this Section 5.3, the Acquired Corporations shall and shall direct their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Acquired Corporations shall not and shall direct their Representatives not to (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of knowingly soliciting, encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. On the date hereof, the Company shall, and shall cause the other Acquired Corporations to, terminate access by any third Person who has made or would reasonably be expected to make an Acquisition Proposal (other than Parent and its Representatives) to any data room (virtual or actual) containing any confidential information of any Acquired Corporation. As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) Business Days hereof), the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last six (6) months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Acquired Corporations.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time an Acquired Corporation or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did

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not result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, (A) after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (B) after consultation with the Company’s outside legal counsel, that the failure to take such action described in clauses (x) and (y) of this Section 5.3(c) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any information concerning the Acquired Corporations that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by this Section 5.3 promptly (and in any event within 24 hours) of the execution thereof.

(d) The Company shall (i) promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, in each case, that are received by an Acquired Corporation or any of its Representatives, including the identity of the Person or group of Persons making such inquiry, (ii) provide to Parent a summary and copies of the material terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a reasonably prompt basis, and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that this Section 5.3(e) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by Section 6.1(b).

(f) The Company agrees that in the event any Representative of an Acquired Corporation takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

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SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i): (A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (x) with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or (y) requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3).

(b) Notwithstanding anything to the contrary in Section 6.1(a), at any time prior to accepting for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a written bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer in accordance with Section 8.1(f), in each case, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and all other material information contemplated to be provided in accordance with Section 5.3(d), (2) the Company shall have given Parent the four (4) Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering

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the results of any such negotiations and giving effect to the proposals made by Parent, if any, (x) after consultation with the Company’s financial advisor and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and (y) after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal, each of which will require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to four (4) Business Days shall be deemed to be two (2) Business Days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to four (4) Business Days shall be deemed to be two (2) Business Days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Legal Requirements (including applicable Antitrust Laws) or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary

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registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (ii) obtaining all necessary consents, authorizations, approvals or waivers from third parties (including estoppel certificates and consents from landlords); and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Each Party shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under any applicable Antitrust Laws.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (subject to an appropriate confidentiality agreement to limit disclosure to outside counsel), (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, the DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, provided, however that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address legal privilege or confidentiality concerns, and (3) comply with applicable law, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each telephone or in person meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access

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to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall permit Parent to direct the defense and settlement of any claim, suit or cause of action relating to the consents, filings and approvals in this Section 6.2 or the Transactions, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s written consent. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other.

6.3 Company Equity Awards and ESPP.

(a) Prior to the Offer Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Equity Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unexercised Company Option and Company RSU Award then outstanding so that each such Company Equity Award shall be fully vested and exercisable (as applicable) effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Section 2.8(a), (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time and (iii) following the vesting acceleration described in sub-clause (i) above, cause, as of the Effective Time, each unexpired and unexercised Company Option and each unexpired Company RSU Award then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Equity Award may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished in exchange for the payment of cash pursuant to Section 2.8.

(b) Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) ensure that no new Offering Period (as defined in the ESPP) shall be authorized or commenced on or after the date of this Agreement and (ii) with respect to each Offering Period in existence under the ESPP on the date of this Agreement, provide that no participant may increase contributions under the ESPP following the date of this Agreement and cause the Business Day prior to the Offer Acceptance Time to be treated as the last day of such Offering Period and the final day of the then-current Purchase Period (as defined in the ESPP) under such Offering Period and use the ESPP participants’ accumulated contributions to purchase shares under the ESPP on such date, and by make such other pro-rata adjustments as may be necessary to reflect the shortened Offering Period and shortened Purchase

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Period but otherwise treat such shortened Offering Period and Purchase Period as fully effective and completed for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety, contingent upon the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that the Company determines are reasonably necessary to give effect to the transactions contemplated by this Section 6.3(b).

6.4 Employee Benefits. Through December 31, 2019, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one year period (each, a “Continuing Employee”) base salary (or base wages, as the case may be) and annual cash bonus opportunities, each of which is no less favorable than the base salary (or base wages, as the case may be) and annual cash bonus opportunities (which may be provided either under the Company’s annual bonus plan or Parent’s annual bonus plan applicable to similarly-situated non-unionized headquarters employees, as determined by Parent) provided to such Continuing Employee immediately prior to the execution of this Agreement, and employee benefits (excluding equity incentives, long-term incentives, 401(k) plan participation and change in control and retention benefits) that are substantially comparable in the aggregate to either the employee benefits (excluding equity incentives, long-term incentives, 401(k) plan participation and change in control and retention benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement or provided by Parent to its similarly-situated non-unionized headquarters employees. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date that was credited under the corresponding Employee Plan, provided, that the foregoing shall not result in the duplication of benefits or apply for purposes of determining benefit accruals under any pension plan or for purposes of post-employment welfare benefits.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c) Parent shall use commercially reasonable efforts to (or, where specifically permitted by such plans, Parent shall) (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under health and welfare plans, to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare

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benefit plan shall, for purposes of determining deductibles, co-payments and out-of-pocket, credit Continuing Employees for deductibles, co-payments and other out-of-pocket amounts paid prior to the Effective Time in the calendar year in which the Closing occurs to the same extent that such amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company for such calendar year.

(d) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing herein shall restrict Parent’s or any of its Affiliates’ right to terminate the employment or any Continuing Employee at any time or to change the terms and conditions of any such Continuing Employee’s employment.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing as of the date hereof in favor of those Persons who are directors and officers of the Acquired Corporations as of the date of this Agreement or have been directors and officers of the Acquired Corporations in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of each Acquired Corporation (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between each Acquired Corporation and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Acquired Corporations against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Acquired Corporations in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Acquired Corporations at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective

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Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) (i) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause Surviving Corporation to maintain, in effect, the existing policies of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the date of this Agreement (accurate and complete copies of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Acquired Corporations (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policies, or (ii) at or prior to the Effective Time, Parent may (and the Acquired Corporations, upon Parent’s written request delivered to the Company not less than ten Business Days prior to the Effective Time, shall) through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned) purchase a six (6)-year “tail” policy for the director and officer insurance policies of the Acquired Corporations in effect as of the date hereof, with such “tail policy” to be effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Acquired Corporations with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount; provided, further, however, that the Acquired Corporations’ insurance broker as of the date of this Agreement shall be deemed to be a nationally recognized insurance broker.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall use commercially reasonable efforts to ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by

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contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. Until the termination of this Agreement in accordance with Section 8, the Company shall promptly notify Parent of any Legal Proceedings against the Acquired Corporations and/or any of their directors or officers relating to the Transactions. Parent shall have the right to participate in the defense or settlement of any such Legal Proceeding and to review and comment on all material filings or responses to be made by the Company in connection with such Legal Proceedings, and the Company will in good faith take such comments into account, and no settlement, release, waiver or compromise relating to the Transactions shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement, making any disclosures in any SEC documents, or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or make any such public statement, SEC disclosure or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). (a) Each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; and (c) the

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Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it and (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.9(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder.

6.10 Section 16b-3 Matters. The Company shall take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Options in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

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6.13 Stock Exchange Delisting; Deregistration. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

6.14 401(k) Plan. Unless directed otherwise by Parent in writing no less than five business days before the Effective Time, the Company shall take all actions as are necessary to terminate any Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code and includes a cash or deferred arrangement under Section 401(k) of the Code, with such termination effective immediately prior to the Effective Time. The Company shall provide Parent copies of all such corporate actions at least three Business Days before their adoption for Parent’s reasonable review and comment.

6.15 FIRPTA Certificate. At the Closing, the Company shall deliver to Purchaser a copy of a statement that meets the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), in substantially the form attached hereto as Exhibit D, issued by the Company and executed not more than thirty (30) days prior to the Closing Date, certifying that the Shares are not U.S. real property interests and that the Company is not, and has not been during the five-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement, judgment or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided,

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however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is primarily caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing (or, if earlier, within two (2) Business Days prior to the Expiration Date), provided that, Parent may only make such request once every 30 days if no Acquisition Proposal has been publicly disclosed; or (iii) in the case of a tender offer or exchange offer by a party other than Parent and Purchaser that is subject to Regulation 14D under the Exchange Act, the Company Board fails to reaffirm the Company Board Recommendation and recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer;

(e) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on June 20, 2019 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily caused by the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially simultaneously with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided that the Company has complied in all respects with the requirements of Section 5.3 and Section 6.1(b)(i) with respect to such Superior Offer and substantially concurrently with such termination, the Company has paid the Termination Fee to Parent in accordance with Section 8.3;

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(g) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)”, “(c)” or “(e)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or the Merger when required pursuant to this Agreement and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach of this Agreement prior to the date of termination. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

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(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii) (x) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e) or Section 8.1(g) (but only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(g)), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal (or, in the case of Section 8.1(g), any Acquisition Proposal shall been communicated to the Company Board) after the date hereof and prior to such termination and (z) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal that is subsequently consummated (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), substantially concurrently with such termination, (y) in the case of Section 8.3(b)(ii), within two (2) Business Days after such termination or (z) in the case of Section 8.3(b)(iii), within two (2) Business Days after the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $10,500,000.

(c) Without limiting any remedies of Parent or Purchaser in the case of common law fraud or Willful Breach of this Agreement prior to the date of termination of this Agreement, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that (i) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of Parent, Purchaser, and/or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered in connection with the termination of this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, and/or any of their respective Affiliates and any other Person in connection with the termination of this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (iii) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Parent or Purchaser under Section 9.5(b).

(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on

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such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received the date such payment was actually received by Parent or its designee.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and

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any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the

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Transactions); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for (a) the provisions set forth in Section 6.5 of this Agreement; and (b) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

Merck Sharp & Dohme Corp.

Attn: SVP & Head of Corporate Development

2000 Galloping Hill Road

Kenilworth, NJ 07033

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

Attn: Barbara L. Becker and Saee M. Muzumdar

200 Park Avenue

New York, NY 10166

Email: bbecker@gibsondunn.com; smuzumdar@gibsondunn.com

if to the Company (prior to the Effective Time):

Immune Design Corp.

Attn: Stephen R. Brady

601 Gateway Boulevard, Suite 1020

South San Francisco, CA 94080

Email: stephen.brady@immunedesign.com

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with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Laura Berezin and Jamie Leigh

3175 Hanover Street

Palo Alto, CA 94304

Email: lberezin@cooley.com; jleigh@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

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(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean uploaded to and made available to Parent, Purchaser and their respective Representatives in complete and unredacted form no later than two (2) Business Days prior to the date of this Agreement in the online data room hosted on behalf of the Company by Firmex under the name “IMDZ — Total Company”.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IMMUNE DESIGN CORP.

By:	/s/ Carlos M. Paya M.D., Ph.D.
Name:	Carlos M. Paya M.D., Ph.D.
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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MERCK SHARP & DOHME CORP.

By:	/s/ Sunil A. Patel
Name:	Sunil A. Patel
Title:	Sr. VP & Head of Corporate Development

CASCADE MERGER SUB INC.

By:	/s/ Faye C. Brown
Name:	Faye C. Brown
Title:	Assistant Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer by or from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Acquired Corporations equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the Transactions.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to

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lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of the Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, (iii) clearance of the Merger or the expiration or termination of any waiting period under the Antitrust Laws, or (iv) (1) the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of the Acquired Corporations, any of their competitors or any of their respective collaboration partners or any announcement relating thereto, or (2) any action or announcement by any Governmental Body that relates to any of the Acquired Corporations’ assets or programs.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(vii) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current and former officer or other employee, or individual who is or was an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board. “Company Board” is defined in Recital C of the Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

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Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Corporation is a party.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) an Acquired Corporation and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period of 90 days or less) without any obligation on the part of an Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Award. “Company Equity Award” shall mean Company Options, Company RSU Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2014 Omnibus Incentive Plan and 2008 Equity Incentive Plan.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are solely or jointly owned or purported to be owned by an Acquired Corporation and (b) all Intellectual Property Rights licensed by an Acquired Corporation from another Person.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

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Company RSU Award. “Company RSU Award” means an award of time-vesting restricted stock units granted under a Company Equity Plan.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Equity Award Exchange Ratio. “Equity Award Exchange Ratio” shall mean the quotient of (a) the Merger Consideration, divided by (b) the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Parent Shares on the New York Stock Exchange as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Acquired Corporations for the benefit of any current or former employee of the Acquired Corporations or with respect to which the Acquired Corporations have any liability.

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Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including but not limited to the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Section 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. Sections 300f-300h-11 et seq.; together, in each case, with any amendment thereto, and the regulations adopted and guidances, promulgated thereunder and all substitutions thereof without regard to any exemptions from such laws or regulations.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” shall mean the Company’s 2014 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

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FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall have the meaning set forth in the FDCA.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) approval, consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, government-owned or state-owned Entity, public international Entity, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound License. “In-bound License” is defined in Section 3.8(d) of the Agreement.

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Acquired Corporations, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Acquired Corporations, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person other than the Acquired Corporations (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

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Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) trade secrets and rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) rights in patents (including patent applications whether published or unpublished) and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, applications for, and common law rights relating to any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

Knowledge. “Knowledge” with respect to an Entity, shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry.

Leased Real Property. “Leased Real Property” is defined in Section 3.7 of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or the Nasdaq Global Market).

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Acquired Corporations, taken as a whole, if such event, occurrence, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered

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together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) (a) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole, or (b) would prevent the consummation by the Company of the Offer or the Merger prior to the End Date; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 but subject to disclosures in Part 3.23 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the mere failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; or (vii) any event, occurrence, circumstance, change or effect to the extent arising directly or indirectly from or otherwise directly relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or authoritative interpretations of any Legal Requirement or GAAP) occurring after the date hereof, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

Nasdaq. “Nasdaq” shall mean the Nasdaq Global Market.

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Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Order. “Order” shall mean any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Body.

Out-bound Licenses. “Out-bound Licenses” is defined in Section 3.8(d) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Shares. “Parent Share” shall mean a share of common stock of Parent.

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which accruals or reserves have been properly made on the Balance Sheet in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business for amounts which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the Balance Sheet, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any In-bound License or any Out-bound License as in effect on the date hereof or that have terms that survive

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as of the date hereof and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property and which are not violated by the current or contemplated use, occupancy and operation of such real property or the operation of the business of the Acquired Corporations thereon.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Reference Date. “Reference Date” shall mean the last Business Day prior to the date of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(e) of the Agreement.

Scheduled IP. “Scheduled IP” is defined in Section 3.8(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Sensitive Data. “Sensitive Data” is defined in Section 3.8(i) of the Agreement.

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Shares. “Shares” is defined in Recital A of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Section 3.1(a) (Due Organization), Section 3.3(a), 3.3(c) (first sentence only) and 3.3(d) (Capitalization), the first sentence of Section 3.5 and Section 3.20 (Authority; Binding Nature of Agreement).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

Tax. “Tax” shall mean any tax of any kind whatsoever, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, escheat or unclaimed property obligation, business tax, withholding tax, payroll tax (including employment, social security and disability taxes) or any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise by operation of Legal Requirement, and including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

A-11.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

Willful Breach. “Willful Breach” shall mean a breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

10-Q. “10-Q” is defined in Section 3.5 of the Agreement.

A-12.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMMUNE DESIGN CORP.

FIRST: The name of the corporation is Immune Design Corp. (hereinafter, the “corporation”).

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

SEVENTH: To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this paragraph, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this paragraph, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such inconsistent provision.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

EXHIBIT C

SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED BYLAWS

OF

IMMUNE DESIGN CORP.

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2. Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3. Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

Section 5. Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8. Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 9. Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II - BOARD OF DIRECTORS

Section 1. General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 2. Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, provided that the size of the initial Board of Directors shall be equal to the number of directors elected by the Incorporator of the Corporation. Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 3. Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5. Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 10. Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law

ARTICLE III - COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV - OFFICERS

Section 1. Generally.

The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer, one or more vice presidents, and a secretary. The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2. President.

The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3. Vice President.

Each vice president shall have such powers and duties as may be delegated to him or her by the Board of Directors or the president. One vice president shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 5. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 6. Delegation of Authority.

In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 7. Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 8. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock.

Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI - NOTICES

Section 1. Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII - MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Books and Records.

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 3. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 4. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 5. Fiscal Year.

The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Section 6. Checks, Notes, Drafts, Etc.

All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7. Dividends.

Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation

Section 8. Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 9. Conflict with Applicable Law or Certificate of Incorporation.

These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this ARTICLE VIII, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

Section 2. Right to Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding not initiated by such Covered Person in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this ARTICLE VIII or otherwise.

Section 3. Claims.

If a claim for indemnification under this ARTICLE VIII (following the final disposition of such Proceeding) is not paid in full within ten (10) days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this ARTICLE VIII is not paid in full within ten (10) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4. Non-Exclusivity of Rights.

The rights conferred on any Covered Person by this ARTICLE VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Amendment or Repeal.

Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 6. Other Indemnification and Advancement of Expenses.

This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 7. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE IX - AMENDMENTS

These Bylaws may be adopted, amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

EXHIBIT D

FORM OF FIRPTA CERTIFICATE

SECTION 1445 TAX CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that withholding is not required if a transferee acquires property that is not a United States real property interest or acquires an interest in a domestic corporation that is not a United States real property holding corporation. To inform [●] (“Transferee”) that withholding of tax is not required upon the acquisition by Transferee of the shares of common stock of [●] (the “Company”), the undersigned hereby certifies the following on behalf of the Company:

1. This certificate is furnished pursuant to Treasury Regulations Section 1.897-2(h) and 1.445-2(c)(3).

2. The common stock of the Company to be transferred to Transferee does not constitute a “United States real property interest” as that term is defined in Code Section 897(c)(1)(A)(ii);

3. The statement made in paragraph 2 is based on a determination by the Company that it is not, as of the date of this certification, and has not been during the five-year period ending on the date of this certification, a “United States real property holding corporation” as that term is defined in Code Section 897(c)(2);

4. The Company’s U.S. employer identification number is [●]; and

5. The Company’s office address is:

[●]

The Company is voluntarily furnishing this certification to Transferee in response to a request from Transferee in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3). The Company is furnishing this certification to Transferee not more than 30 days prior to the date of acquisition. The Company understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that, as of the day hereof, I have examined this certification and to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Company.

[signature page follows]

[COMPANY]

By:
Name:
Title:

                , 2019

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(g)” below. Accordingly, notwithstanding any other provision of the Offer, and in addition to Purchaser’s right to extend, amend or terminate the Offer in accordance with this provisions of this Agreement, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one (1) minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(g)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one (1) more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b)

(i) the representations and warranties of the Company as set forth in the first sentence of Section 3.1(a) (Due Organization), Section 3.3(a), 3.3(c) (first sentence only) and 3.3(d) (Capitalization) and Section 3.20 (Authority; Binding Nature of Agreement) shall have been accurate in all respects (other than such failures to be accurate that are de minimis) as of the date of the Agreement, and shall be accurate in all respects (other than such failures to be accurate that are de minimis) at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representation and warranty of the Company set forth in the first sentence of Section 3.5 shall be true and correct in all respects as of the date of this Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

(iii) the representations and warranties of the Company as set forth in the Agreement (other than the Specified Representations) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, in the case of this clause (b)(iii), for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii), as the case may be) only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been obtained, shall have been received or shall have terminated or expired, as the case may be; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(d)” unless they shall have taken all actions required under this Agreement to obtain such consent, approval or clearance or cause such terminations or expiration;

(e) Parent and the Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” of this Annex I have been duly satisfied;

(f) There shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(f)” unless they shall have taken all actions required under this Agreement to have any such order lifted; and

(g) this Agreement shall not have been terminated in accordance with its terms.